12401 South 450 East	Avenida 16 de Julio No.1525	Jaimes Freire, 4 Norte
Building D1	Edificio Mutual La Paz Penthouse	Calle Las Jardineras #16
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia	Santa Cruz de la Sierra, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina	(591-3)312-1148 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax	(591-3)312-1149 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org	info@geii.com

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Encouraged Regarding Ongoing
Financing Efforts on Buen Futuro
Gold and Copper Project

SALT LAKE CITY, UTAH--(PR NEWSWIRE)--December 8, 2004---Golden Eagle announced today that it is actively engaged in the exchange of comprehensive information with funding sources regarding its ongoing efforts to debt-finance $10 million for its Buen Futuro gold and copper project in eastern Bolivia’s Precambrian Shield.

        “We are very encouraged by the feedback we are receiving in the financing process that we are undertaking with a number of funding sources,” stated Tracy A. Madsen, Golden Eagle’s CFO. “We are confident that we can meet all of the requirements of these financial institutions and will continue to promptly provide information as requested. The financing process can be somewhat time-consuming due to the amount of detailed information that must be disclosed and reviewed. However, once projected financing is in place, Golden Eagle will be able to take advantage of the years of exploration and development work in Buen Futuro, and install our capacity for production of 5,900 troy ounces of gold and 4.4 million pounds of copper per month.”

        Golden Eagle is continuing its infrastructure improvements at Buen Futuro and today completed its water well on-site to meet potable and production water needs. In addition, the company has ongoing work programs with its engineers and some on-site dismantling efforts at its Gold Bar mill and plant in Eureka, Nevada in preparation for full-scale dismantling once its financing has been received. The company’s Gold Bar mill and plant will then be shipped to Bolivia and re-erected on Golden Eagle’s Buen Futuro site. The company estimates that dismantling, shipping and re-erection will require approximately 8 months from the moment that financing is concluded. While Golden Eagle cannot guarantee that its pending debt-financing at favorable rates will ultimately be successfully completed, the company is very optimistic that its Buen Futuro project meets all of the requirements of feasibility and will be financed.

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 49,900 acres (77 square miles) in the Tipuani Gold District located in western Bolivia, which has produced 32 million ounces of gold in its known history; and continuing exploration and development on 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and as such are based on an assumed set of economic conditions and courses of action. These include the ability of Golden Eagle to obtain the necessary financing on reasonable terms, estimates of mineral reserves and future production levels, expectations regarding mine production costs, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals. There is a significant risk that actual results will vary, perhaps materially, from results projected depending on such factors as changes in general economic conditions and financial markets, changes in prices for gold and copper, technological and operational hazards in Golden Eagle’s mining and mine development activities, uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries, the timing and availability of financing, governmental and other approvals and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the Securities and Exchange Commission. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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